                                             Filed pursuant to Rule 424(b)(2) of
                                      the Securities Act of 1933 (No. 333-84746)



            Prospectus Supplement to Prospectus dated March 28, 2002

                                U.S.$250,000,000

                              PROVINCE OF ONTARIO
                                    (CANADA)
                                                                            LOGO

                       3.50% BONDS DUE SEPTEMBER 17, 2007
                            -----------------------
     We will pay interest on the bonds at the rate of 3.50% per year. Interest will be paid on March 17 and September 17 of each year. The first interest payment will be on March 17, 2003. The bonds will mature on September 17, 2007. We may not redeem the bonds before maturity, unless specified events occur involving Canadian taxation.

     The bonds offered hereby are a further issuance of, will be fungible with and consolidated and form a single series with, the U.S.$500,000,000 3.50% Bonds due September 17, 2007 issued on September 17, 2002 and the U.S.$250,000,000 3.50% Bonds due September 17, 2007 issued on October 28, 2002. When the bonds are issued, the total amount of bonds of this series outstanding will be U.S.$1,000,000,000.

     We have applied to list the bonds on the Luxembourg Stock Exchange in accordance with the rules thereof.
                            -----------------------

                                              Per Bond            Total
                                              --------            -----
Public Offering Price (1).................    101.296%     U.S.$253,240,000
Underwriting Discount.....................       0.10%     U.S.$    250,000
Proceeds, before expenses, to Ontario.....    101.196%     U.S.$252,990,000

---------------

(1) Plus accrued interest of U.S.$3,670,138.89 from and including September 17, 2002 to but excluding February 18, 2003, and accrued interest from February 18, 2003 if settlement occurs after that date.
                            -----------------------
     Neither the Securities and Exchange Commission nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.
                            -----------------------

     The underwriters expect to deliver the bonds in book-entry form through The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System on or about February 18, 2003.

                            -----------------------

MERRILL LYNCH & CO.                                          RBC CAPITAL MARKETS

                            -----------------------
          The date of this Prospectus Supplement is February 10, 2003.

                             ----------------------

     The words "the Province", "we", "our", "ours" and "us" refer to the Province of Ontario.

     You should rely only on the information contained in this prospectus supplement and in the accompanying basic prospectus dated March 28, 2002. The basic prospectus contains or incorporates by reference information about us and other matters, including a description of some of the terms of our bonds, and should be read together with this prospectus supplement. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     We are not, and the underwriters are not, making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. Before making an investment decision, you should consult your legal and investment advisors regarding any restrictions or concerns that may pertain to you and your particular jurisdiction. You may assume that the information appearing in this prospectus supplement and the accompanying basic prospectus, as well as the information we previously filed with the United States Securities and Exchange Commission, or the SEC, and incorporated by reference, is accurate in all material respects as of the date on the front cover of this prospectus supplement only.

                             ----------------------

     We confirm that this prospectus supplement and the accompanying basic prospectus (including the documents incorporated by reference therein) contain all information which is material in the context of the issue of the bonds with regard to us and the bonds; that the information contained herein is true and accurate in all material respects and is not misleading; that there are no other facts the omission of which makes this document as a whole or any of such information misleading; and that we have made all reasonable enquiries to ascertain all facts material for the purposes of the aforesaid.

     We have filed registration statements with the SEC covering the bonds. For further information about us and the bonds, you should refer to our registration statements and their exhibits. This prospectus supplement and the accompanying basic prospectus summarize material provisions of the agreements and other documents that you should refer to. Since the prospectus supplement and the accompanying basic prospectus may not contain all the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the basic prospectus.

     We file reports and other information with the SEC in the United States. You may read and copy any document we file at the SEC's public reference room in Washington, D.C.. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges.

                             ----------------------

     The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying basic prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying basic prospectus.

                             ----------------------

     References in this prospectus supplement to "$" are to lawful money of Canada and "U.S.$" and "U.S. dollars" are to lawful money of the United States of America. The inverse of the noon buying rate in New York, New York on February 10, 2003 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = U.S.$0.6530.

                            SUMMARY OF THE OFFERING

     This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying basic prospectus before making an investment decision.

ISSUER                The Province of Ontario.

AGGREGATE PRINCIPAL
AMOUNT                U.S.$250,000,000.

INTEREST RATE         3.50% per year.

MATURITY DATE         September 17, 2007.

INTEREST PAYMENT
DATES                 March 17 and September 17 of each year, commencing March
                      17, 2003.

REDEMPTION            We may not redeem the bonds prior to maturity, unless
                      specified events occur involving Canadian taxation.

PROCEEDS After deducting the underwriting discount and our estimated expenses of U.S.$110,000, our net proceeds will be approximately U.S.$252,880,000.

MARKETS The bonds are offered for sale in the United States, Canada, Europe and Asia.

LISTING We have applied to list the bonds on the Luxembourg Stock Exchange in accordance with the rules thereof.

FORM OF BOND AND
SETTLEMENT            The bonds will be issued in the form of fully registered
                      permanent global bonds held in the name of Cede & Co., as nominee of The Depository Trust Company, known as DTC, and will be recorded in a register held by The Bank of New
                      York, as Registrar. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.
                      Investors may elect to hold interests in the global bonds through any of DTC (in the United States) or Clearstream, Luxembourg or the Euroclear System (outside the United
                      States) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests as indirect participants of DTC.

                      Except in limited circumstances, investors will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders thereof under the fiscal agency agreement.

                      Bonds will only be sold in minimum aggregate principal amounts of U.S.$1,000 and integral multiples thereof. Initial settlement for the bonds will be made in immediately available funds. Principal of and interest on the bonds are payable in U.S. dollars.

WITHHOLDING TAX       Principal of and interest on the bonds are payable by us
                      without withholding or deduction for Canadian withholding taxes to the extent permitted under applicable law, as set forth in this prospectus supplement.

     We may be contacted at the Ontario Financing Authority, 1 Dundas Street West, 14th Floor, Toronto, Ontario, Canada M5G 1Z3.

                              DESCRIPTION OF BONDS

GENERAL

     Our 3.50% Bonds due September 17, 2007 in the aggregate principal amount of U.S.$250,000,000 will be issued subject to a fiscal agency agreement dated as of September 17, 2002, as supplemented by an agreement dated as of October 28, 2002 and as further supplemented by an agreement dated as of February 18, 2003 (collectively, the "Fiscal Agency Agreement") between us and The Bank of New York, as registrar, fiscal agent, transfer agent and principal paying agent (the "Registrar").

     The terms and conditions of the Bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of Global Bonds (as defined below), a copy of which will be filed as an exhibit to the registration statements and will be available for inspection at the office of the Luxembourg listing agent and paying agent. The Bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder by acceptance of the Bonds assents to and is deemed to have notice of. Additional terms of the Bonds are described in the basic prospectus under the heading "Description of Debt Securities and Warrants".

     The Bonds constitute a further issuance of, will be fungible with and consolidated and form a single series with, the U.S.$500,000,000 3.50% Bonds due September 17, 2007 issued on September 17, 2002 and the U.S.$250,000,000 3.50% Bonds due September 17, 2007 issued on October 28, 2002.

     References to principal and interest in respect of the Bonds shall be deemed also to refer to any Additional Amounts which may be payable as described below. See "Payment of Additional Amounts".

STATUS OF THE BONDS

     The Bonds will be our direct unsecured obligations and as among themselves will rank pari passu and be payable without any preference or priority. The Bonds will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal of and interest on the Bonds will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

FORM, DENOMINATION AND REGISTRATION

     The Bonds will be issued in the form of fully registered permanent Global Bonds registered in the name of Cede & Co., as nominee of DTC, and held by The Bank of New York as custodian for DTC, or the DTC Custodian. Beneficial interests in the Global Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Bonds through any of DTC (in the United States), or Clearstream, Luxembourg or Euroclear (outside of the United States) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the Global Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive Bonds in definitive form and will not be considered registered holders thereof under the Fiscal Agency Agreement. See "Title" and "Definitive Certificates".

     Bonds will only be sold in a minimum aggregate principal amount of U.S.$1,000 and integral multiples thereof.

     All Bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the Global Bonds, including participants of Clearstream, Luxembourg and Euroclear.

     The Registrar will not impose any fees in respect of the Bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Bonds. However, owners of beneficial interests in the Global Bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

TITLE

     Subject to applicable law and the terms of the Fiscal Agency Agreement, we, the Registrar, and any paying agent appointed pursuant to the Fiscal Agency Agreement shall deem and treat the registered holders of the Bonds as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to or on the order of the registered holders shall be valid and effectual to discharge our liability and that of the Registrar in respect of the Bonds to the extent of the sum or sums so paid.

INTEREST

     The Bonds will be deemed to bear interest from and including September 17, 2002 up to but excluding February 18, 2003 and will continue to bear interest thereafter, in each case at a rate of 3.50% per annum. Interest on the Bonds will be payable in two equal semi-annual installments in arrears on March 17 and September 17, commencing March 17, 2003. Interest will be payable to the persons in whose name the Bonds are registered at the close of business on the preceding March 2 or September 2 (the regular record dates), as the case may be. Interest on the Bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the Bonds shall bear interest at the rate of 3.50% per annum (before and after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with "Notices" below. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

PAYMENTS

     Principal of and interest on the Bonds (including Bonds in definitive form if issued in exchange for the Global Bonds as described under "Definitive Certificates") are payable by us in such coin or currency of the United States as at the time of payment is legal tender for the payment of public or private debt to the persons in whose names the Bonds are registered on the record date preceding any interest payment date, the Maturity Date or the date of redemption, as the case may be. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. The Registrar will act as our principal paying agent for the Bonds pursuant to the Fiscal Agency Agreement. The Registrar will pay amounts received from the Province directly to Cede & Co. Neither we nor the Registrar will have any responsibility or liability for any aspect of the records of DTC relating to, or payments made by DTC on account of, beneficial interests in the Global Bonds or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. With respect to payments on bonds issued in definitive form, see "Definitive Certificates".

     If any date for payment in respect of any Bond is not a business day, the registered holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment, unless such next following business day falls in the next succeeding calendar month, in which case the related payment will be made on the immediately preceding business day as if made on the date such payment was due. In this paragraph "business day" means a day on which banking institutions in The City of New York, in the City of London and in the City of Toronto are not authorized or obligated by law or executive order to be closed. If the Bonds have been issued in definitive form and a date for payment is a business day but is a day on which any paying agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day on which banking institutions in such place of payment are not generally authorized or obligated by law or executive order to be closed, and no further interest shall be paid in respect of the delay in such payment.

FURTHER ISSUES

     We may, from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further bonds ranking pari passu with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds. Any further bonds shall be issued subject to agreements supplemental to the Fiscal Agency Agreement.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments of, or in respect of, principal of and interest on the Bonds will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, we (subject to our right of redemption described herein) will pay to the registered holders of the Bonds such additional amounts (the "Additional Amounts") as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of Bonds of the amounts which would otherwise have been payable in respect of the Bonds in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any Bond presented for payment:

     (a) by or on behalf of a holder who is subject to such taxes, duties, assessments or charges in respect of such Bond by reason of the holder being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such Bond; or

     (b) more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the "Relevant Date" in relation to any Bond means whichever is the later of:

        (i) the date on which the payment in respect of such Bond becomes due and payable; or

        (ii) if the full amount of the moneys payable on such date in respect of such Bond has not been received by the Registrar on or prior to such date, the date on which notice is duly given to the holders of Bonds that such moneys have been so received.

MATURITY, REDEMPTION AND PURCHASES

     The principal amount of the Bonds shall be due and payable on September 17, 2007 (the "Maturity Date"). The Bonds are not redeemable prior to the Maturity Date unless specified events occur involving Canadian taxation as provided below.

     The Bonds may be redeemed at our option in whole, but not in part, at any time, on giving not less than 30 days' and not more than 60 days' notice to registered holders of Bonds in accordance with "Notices" below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) we have paid or we will become obliged to pay Additional Amounts as provided or referred to in "Payment of Additional Amounts" above as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after September 9, 2002, and (b) such obligation cannot be avoided by our taking reasonable measures available to us, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the Registrar a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred.

     We may, if not in default under the Bonds, at any time purchase Bonds in the open market, or by tender or by private contract at any price.

DEFINITIVE CERTIFICATES

     No beneficial owner of Bonds will be entitled to receive Bonds in definitive form except in the limited circumstances described below.

     If DTC notifies us that it is unwilling or unable to continue as depositary in connection with the Global Bonds or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within a reasonable period after receiving such notice or becoming aware that DTC is no longer so registered, we will issue or cause to be issued fully registered Bonds in definitive form upon registration of transfer of, or in exchange for, the Global Bonds. We may also at any time and in our sole discretion determine not to have any of the Bonds held in the form of the Global Bonds and, in such event, we will issue or cause to be issued fully registered Bonds in definitive form upon registration of transfer of, or in exchange for, such Global Bonds.

     For so long as the Bonds are listed on the Luxembourg Stock Exchange and if the rules of such stock exchange on which the Bonds are listed so require, we have agreed to appoint and maintain a transfer agent and paying agent in Luxembourg to act on our behalf. Fully registered Bonds in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered Bonds in definitive form will be made by the Registrar in accordance with the Fiscal Agency Agreement. Fully registered Bonds in definitive form may be surrendered at the office of the Luxembourg paying agent for payment of principal at maturity or on the date fixed for redemption.

MODIFICATION

     The Fiscal Agency Agreement and the Bonds may be amended or supplemented by us on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any Bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under "Further Issues" above, or in any other manner which we may deem necessary or desirable and which, in our reasonable opinion, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of Bonds.

     The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of Bonds to consent by Extraordinary Resolution (as defined below) to any modification or amendment proposed by us to the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the Bonds (including the terms and conditions thereof). An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Bonds, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Bonds may, without the consent of the registered holder of each such Bond affected thereby: (a) change the Maturity Date of any such Bond or change any interest payment date; (b) reduce the principal amount of any such Bond or the rate of interest payable thereon; (c) change the currency of payment of any such Bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Bond; or (e) reduce the percentage of the principal amount of Bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.

     The term "Extraordinary Resolution" will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of Bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the Bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding Bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons being or representing registered holders of Bonds with at least a majority in principal amount of the Bonds at the time outstanding, or at any adjourned meeting called by us or the Registrar, one or more persons being or representing registered holders of Bonds whatever the principal amount of the Bonds so held or represented.

GOVERNING LAW

     The Bonds and the Fiscal Agency Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

NOTICES

     All notices will be published in English in the Financial Times in London, The Wall Street Journal in New York, The Globe and Mail in Toronto and, for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as we, with the approval of the Registrar, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

PRESCRIPTION

     The Bonds will become void unless presented for payment within a period of the lesser of six years, or the period prescribed by law, from the Relevant Date (as defined under "Payment of Additional Amounts" above) for payment thereof.

                            CLEARING AND SETTLEMENT

     Links have been established among DTC, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the Bonds and cross-market transfers of the Bonds associated with secondary market trading. DTC will be linked indirectly to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective depositaries in the United States.

THE CLEARING SYSTEMS

     The clearing systems have advised us as follows:

     DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

     Purchases of Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of each Bond (a "beneficial owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

     To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Bonds are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     CLEARSTREAM, LUXEMBOURG. Clearstream Banking, societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg ("Clearstream, Luxembourg"), was incorporated in 1970 as "Cedel S.A.", a company with limited liability under Luxembourg law (a societe anonyme). Cedel S.A. subsequently changed its name to Clearstream, Luxembourg. On January 10, 2000, Clearstream, Luxembourg's parent company, Cedel International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in Clearstream, Luxembourg) to a new Luxembourg company, New Cedel International, societe anonyme ("New CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. CI currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of CI's stock.

     Further to the merger, the Board of Directors of New CI decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream". With effect from January 14, 2000, New CI has been renamed "Clearstream International, societe anonyme". On January 18, 2000, Clearstream, Luxembourg was renamed "Clearstream Banking, societe anonyme", and Cedel Global Services was renamed "Clearstream Services, societe anonyme".

     On January 17, 2000, DBC was renamed "Clearstream Banking AG". This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking", the entity previously named "Clearstream, Luxembourg" and the entity previously named "Deutsche Borse Clearing AG".

     Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers ("Clearstream, Luxembourg Participants") through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF", which supervises Luxembourg banks. Clearstream, Luxembourg's Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with the Euroclear Operator in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

     Distributions of interest and principal with respect to Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     EUROCLEAR. Euroclear was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions of interest and principal with respect to Bonds held beneficially through Euroclear will be credited to cash accounts of Euroclear Participants in accordance with its rules and procedures, to the extent received by its depositary in the United States.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Bonds will be made in immediately available funds.

     Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     TRANSFERS BETWEEN DTC AND CLEARSTREAM, LUXEMBOURG OR
EUROCLEAR. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the respective U.S. depositaries.

     Because of time-zone differences, credits of Bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such Bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be generally available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Bonds among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

                                    TAXATION

CANADIAN TAXATION

     Please refer to the statements under "Description of Debt Securities and Warrants -- Canadian Income Tax Considerations" in the accompanying basic prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of Bonds acquired pursuant to this prospectus supplement who, for the purposes of the Income Tax Act (Canada), is a Non-resident Holder (as defined in the accompanying basic prospectus).

UNITED STATES TAXATION

     The following is a summary of the material United States federal income tax consequences of the ownership and disposition of Bonds to investors that meet the requirements described in the three bullet points directly below and supplements the discussion under "Description of Debt Securities and Warrants -- United States Income Tax Considerations" in the accompanying basic prospectus. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect). This summary applies to you only if all of the following are true:

     -  You are a U.S. Holder (as defined below);

     - You are an initial purchaser of a Bond purchasing at the price set forth on the cover page hereof; and

     - You will hold the Bonds as capital assets within the meaning of section 1221 of the Code.

     This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold the Bonds as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult with your own tax advisors about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

     For purposes of this summary, you will be a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a Bond and either:

     - You are a citizen of the United States or a resident of the United States who is a natural person;

     - You are a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States;

     - You are an estate, and your income is subject to United States federal income taxation regardless of its source; or

     - You are a trust, and if both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions.

     Interest

     In general, you will be required to include payments of stated interest on a Bond in your gross income as ordinary interest income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign source income for United States federal income tax purposes and generally will be either "passive" or "financial services" income for foreign tax credit purposes.

     Amortizable Bond Premium

     A U.S. Holder who purchases a Bond for an amount in excess of the principal amount will be considered to have purchased the Bond at a "premium". A U.S. Holder may elect to amortize the premium over the remaining term of the Bond on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's foreign source interest income from the Bond. A U.S. Holder who elects to amortize the premium on a Bond must reduce its tax basis in the Bond by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

     Sale, Exchange, or Retirement

     Upon the sale, exchange or retirement of a Bond, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as such) and your adjusted tax basis in the Bond. Your adjusted basis in a Bond generally will be the amount you paid to purchase the Bond, reduced by the amount of premium amortized by you, if any. If you are not a corporation, your net capital gains will generally be subject to tax at a maximum rate of 20 percent if you held the debt security for more than one year. Your gain or loss generally will be U.S. source for foreign tax credit purposes.

     Backup Withholding

     Certain "backup" withholding and information reporting requirements may apply to payments on the Bonds and to proceeds of the sale before maturity of the Bonds. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold tax from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements. The backup withholding rate is currently 30% and will be reduced to 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

     Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

     THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR OWNERSHIP AND DISPOSITION OF THE BONDS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement dated as of February 10, 2003, the underwriters named below have agreed to purchase, and we have agreed to sell to the underwriters, the principal amount of Bonds set forth below.

UNDERWRITER                                                   PRINCIPAL AMOUNT
-----------                                                   ----------------
Merrill Lynch, Pierce Fenner & Smith
             Incorporated...................................  U.S.$125,000,000
RBC Dominion Securities Corporation.........................       125,000,000
                                                              ----------------
  Total.....................................................  U.S.$250,000,000
                                                              ================

     Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the Bonds, if any are taken.

     The underwriters propose to offer the Bonds directly to the public at the initial offering price set forth on the cover page of this prospectus supplement. After the Bonds are released for sale to the public, the offering price terms may be changed.

     The Bonds are offered for sale in the United States, Canada, and those jurisdictions in Europe and Asia where it is legal to make such offers.

     The underwriters have agreed that they will not offer, sell or deliver any of the Bonds, directly or indirectly, or distribute this prospectus supplement or accompanying basic prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best of their knowledge and belief, after reasonable investigation, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

     The underwriters have also agreed that they have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by them in relation to the Bonds in, from or otherwise involving the United Kingdom.

     The underwriters have further acknowledged and agreed that the Bonds have not been and will not be registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer the Bonds in Japan to a list of 49 offerees in accordance with the above provisions.

     In addition, the underwriters have agreed that no offer to sell the Bonds, directly or indirectly, has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, they have not issued or had in their possession for the purposes of issue, and will not issue or have in their possession for the purposes of issue, directly or indirectly, any invitation, document or advertisement relating to the Bonds other than with respect to Bonds intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

     Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

     We have been advised by the underwriters that they intend to make a market in the Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the Bonds.

     In connection with the sale of the Bonds, the underwriters or one or more of their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may over-allot the offering, creating a short position. In addition, the underwriters may bid for and purchase Bonds in the open market to cover short positions. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We estimate that we will pay approximately U.S.$110,000 for expenses associated with the offering of the Bonds.

     In the course of their respective businesses, the underwriters and their respective affiliates have engaged in and may in the future engage in investment banking and other transactions with us.

                                 LEGAL MATTERS

     The legality of the Bonds will be passed upon on our behalf by the Deputy Attorney General of the Province of Ontario, the Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance, and on behalf of the underwriters by Stikeman Elliott LLP, Canadian counsel for the underwriters. Stikeman Elliott LLP have, from time to time, rendered legal services to us. Certain U.S. legal matters in connection with the offering of the Bonds will be passed upon on our behalf by Shearman & Sterling and on behalf of the underwriters by Davis Polk & Wardwell.

     The statements in this prospectus supplement under "Taxation -- Canadian Taxation" and in the accompanying basic prospectus under "Description of Debt Securities and Warrants -- Canadian Income Tax Considerations" are set forth herein in reliance upon the opinion of the Deputy Attorney General, the Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance, and Stikeman Elliott LLP, and the statements in this prospectus supplement under "Taxation -- United States Taxation" and in the accompanying basic prospectus under "Description of Debt Securities and Warrants --United States Income Tax Considerations" are set forth therein in reliance upon the opinion of Shearman & Sterling, our United States counsel.

                                AUTHORIZED AGENT

     Our authorized agent in the United States is the Financial Counsellor and Consul, Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

                              GENERAL INFORMATION

     The Bonds have been accepted for clearance through Clearstream, Luxembourg and Euroclear. The Common Code for the Bonds is 015483229, the ISIN for the Bonds is US683234RY69 and the CUSIP number for the Bonds is 683234RY6.

     The issue and sale of the Bonds was authorized by Order of the Lieutenant Governor in Council of Ontario dated June 26, 2002, made pursuant to the Financial Administration Act (Ontario).

     Save as disclosed herein, there has been no material adverse change in our financial condition that is material in the context of the issue of the Bonds since March 31, 2002.

     Save as disclosed herein, we are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Bonds nor, so far as we are aware, are any such litigation, arbitration or administrative proceedings involving us pending or threatened.

     We have appointed the listing, transfer and paying agents specified on page S-15 hereof and, for so long as the Bonds are listed on the Luxembourg Stock Exchange, we have agreed to maintain a transfer agent and a paying agent in Luxembourg.

     Copies of the following documents will, so long as any Bonds are outstanding, be available for inspection, free of charge, during usual business hours at the specified office of the Luxembourg listing agent and paying agent:
(a) the documents incorporated by reference herein (copies of which may be obtained from the specified office of the above-noted Luxembourg listing agent and paying agent); (b) the Fiscal Agency Agreement (which will contain the form of the Global Bonds); (c) the underwriting agreement; and (d) the Order of the Lieutenant Governor in Council of Ontario authorizing the issue and sale of the Bonds.

                                     ISSUER

                              PROVINCE OF ONTARIO
                          c/o Chief Executive Officer
                          Ontario Financing Authority
                             One Dundas Street West
                                   Suite 1400
                                Toronto, Ontario
                                 Canada M5G 1Z3

                        REGISTRAR, FISCAL, TRANSFER, AND
                    PRINCIPAL PAYING AGENT AND DTC CUSTODIAN

                              THE BANK OF NEW YORK
                         101 Barclay Street, 21st Floor
                               New York, New York
                                  U.S.A. 10286

                        LUXEMBOURG LISTING, TRANSFER AND
                                  PAYING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                            50, Avenue J.F. Kennedy
                               L-2951 Luxembourg
                                   Luxembourg

                                         LEGAL ADVISORS

                 to the Issuer                                 to the Underwriters

               as to Canadian law                               as to Canadian law
        MINISTRY OF THE ATTORNEY GENERAL                       STIKEMAN ELLIOTT LLP
             Legal Services Branch                             Commerce Court West
              Ministry of Finance                                 199 Bay Street
            7 Queen's Park Crescent                              Toronto, Ontario
              Frost Building South                                Canada M5L 1B9
                    Room 515
                Toronto, Ontario
                 Canada M7A 1Y7

                 as to U.S. law                                   as to U.S. law
              SHEARMAN & STERLING                             DAVIS POLK & WARDWELL
              Commerce Court West                              450 Lexington Avenue
                 199 Bay Street                                 New York, New York
                Toronto, Ontario                                   U.S.A. 10017
                 Canada M5L 1E8

PROSPECTUS

                                      LOGO

                              PROVINCE OF ONTARIO
                                    (Canada)

                               U.S.$3,735,000,000

     By this prospectus, the Province may offer its debt securities consisting of any combination of debentures, notes and bonds and warrants to purchase debt securities.

     We may offer from time to time up to U.S.$3,735,000,000 (plus such additional principal amount as may be necessary such that if the debt securities are issued at an original discount, the aggregate initial offering price will not exceed U.S.$3,735,000,000) aggregate offering amount of debt securities and warrants or the equivalent in other currencies. We will provide the specific terms of these debt securities and warrants in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                    This prospectus is dated March 28, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................       3
Where You Can Find More Information.........................       3
Province of Ontario.........................................       4
Description of Debt Securities and Warrants.................       4
  General...................................................       4
  Prescription..............................................       5
  Form, Exchange and Transfer...............................       5
  Registered Global Securities..............................       5
  Payment of Interest and Principal.........................       6
  Warrants..................................................       7
  Canadian Income Tax Considerations........................       7
  United States Income Tax Considerations...................       8
  Enforceability and Governing Law..........................       9
Use of Proceeds.............................................      10
Plan of Distribution........................................      10
Debt Record.................................................      11
Legal Matters...............................................      11
Authorized Agent............................................      11
Experts and Public Official Documents.......................      11

                             ---------------------

     THE PROSPECTUS SUPPLEMENT THAT RELATES TO YOUR DEBT SECURITIES OR WARRANTS MAY UPDATE OR SUPERSEDE ANY OF THE INFORMATION IN THIS PROSPECTUS.

     The words "the Province", "we", "ours", or "us" refer to the Province of Ontario.

                             ABOUT THIS PROSPECTUS

     This prospectus has been filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings for total aggregate proceeds of up to $3,735,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed $3,735,000,000). This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we sell debt securities or warrants we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION below.

     References to "$" in this prospectus are to U.S. dollars, unless otherwise indicated.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Province is not subject to the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). However, it does file an annual report and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information about the Province. You may read and copy any document the Province files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

     The SEC allows the Province to "incorporate by reference" into this prospectus information filed with the SEC, which means that the Province can disclose important information to you by referring you to these documents.

     This prospectus incorporates by reference the documents listed below:

     - the Province's Annual Report on Form 18-K for the year ended March 31, 2001 and the exhibits thereto; and

     - all amendments to the Province's Annual Report on Form 18-K for the year ended March 31, 2001 filed prior to the date of this prospectus.

     The Province also incorporates by reference all future annual reports on Form 18-K and amendments to such annual reports, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act until it sells all of the debt securities and warrants authorized to be offered by this Prospectus. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates or supersedes the information contained in previously filed documents.

     You may request a free copy of the annual report and amendments to the annual report by writing or calling the Province at the following address:

    Province of Ontario
     Ontario Financing Authority
     One Dundas Street West
     Suite 1400
     Toronto, Ontario
     Canada, M7A 1Y7
     Telephone: (416) 325-8103

     You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. The Province has not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The Province is not making an offer of these debt securities or warrants in any state where the offer in not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                              PROVINCE OF ONTARIO

     The Province of Ontario has the highest level of economic activity and the largest population of any of Canada's ten provinces. It is Canada's leading manufacturing and trading province. Gross Domestic Product ("GDP") at current market prices in 2000 was $429,530 million, representing 40.7% of the Canadian GDP. Personal income per capita in 2000 was $29,333, or 8.6% above the national average.

     The provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade, and business and public service, make up the service sector.

     Ontario covers an area of approximately 1,068,580 square kilometers (412,580 square miles), about 10.7% of Canada, and is about 11.4% as large as the United States. The estimated population of Ontario on July 1, 2000 was 11.7 million, or 37.9% of Canada's total population of 30.8 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.4% and 1.2%, respectively. Although it constitutes only 12% of the area of the Province, Southern Ontario contains over 92.7% of its population. The provincial capital is Toronto. The estimated population of the Greater Toronto Area, the largest metropolitan area in Canada, was 5.2 million on July 1, 2001.

                  DESCRIPTION OF DEBT SECURITIES AND WARRANTS

     The Province may issue debt securities and warrants in distinct series at various times. This section summarizes the terms of the debt securities and warrants that are common to all series. The particular terms and provisions of a series of debt securities and warrants, and how the general terms and provisions described below may apply to that series, will be described in a supplement to this prospectus.

     If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement. The prospectus supplement that relates to your debt securities or warrants may update or supersede any of the information in this section.

GENERAL

     The debt securities will be our direct unsecured obligations and among themselves will rank pari passu and be payable without preference or priority. The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments or principal and interest on the debt securities will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

     The prospectus supplement that relates to your debt securities will specify the following terms:

     -  price and aggregate principal amount of the debt securities;

     -  title of the debt securities;

     - the stated maturity date of the debt securities, which is the date on which the Province must repay the principal amount of the debt securities;

     - the interest rate which the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

     - the issue date and the date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

     -  where and how the Province will pay principal and interest;

     - whether and in what circumstances the debt securities may be redeemed or repaid before maturity;

     - whether and in what circumstances the debt securities may be convertible into debt securities of a different series or other indebtedness of the Province.

     -  whether and in what circumstances sinking fund payments will be made;

     - whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

     - whether the debt securities will be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their stated principal amount;

     - any currency in which the Province may denominate or pay interest or principal on the debt securities;

     - whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

     - the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and

     -  any other material terms of the debt securities.

     If applicable, the prospectus supplement will also describe any material United States or Canadian federal income tax considerations applicable to the debt securities.

PRESCRIPTION

     The debt securities will become void unless presented for payment within a period of the lesser of six years, or the period prescribed by law, from the date on which payment in respect of such debt securities become due and payable or if the full amount of the moneys payable on such date in respect of the debt securities has not been received by the fiscal agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that such moneys have been so received.

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

     -  only in fully registered form;

     -  without interest coupons; and

     - in denominations of $1,000 and greater multiples or as described in the prospectus supplement.

     The Province may, but is not required to, appoint a fiscal agent or agents to act on its behalf in connection with the debt securities. If appointed, the duties of the fiscal agent for any series of debt securities will be governed by a fiscal agency agreement for that particular series. The Province may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent at any time. The Province may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent, if any, will be the agent of the Province, will not be trustee for the holders of debt securities and will not have the same responsibilities or duties to act for such holders as would a trustee.

     Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will maintain at an office in the Borough of Manhattan, City of New York, a register for the registration of transfers of debt securities issued in registered form.

     You may exchange debt securities registered in your name for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer debt securities registered in your name at the office of the fiscal agent or other person identified in the prospectus supplement. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made after the fiscal agent or other person authorized by the Province is satisfied with your evidence of title.

REGISTERED GLOBAL SECURITIES

     The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by one or more fully registered global debt securities. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of a depositary or its nominee identified in the prospectus supplement, and will be deposited with the depositary, its nominee or a custodian (the "depositary"). The specific terms of the depositary arrangement in respect of registered global securities will be described in the prospectus supplement relating to the global securities. Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the depositary. The debt securities represented by a global security may not be transferred to the name of the investor unless the special circumstances described below occur. Any investor wishing to beneficially own a debt security represented by a global security must do so indirectly through brokers, banks or other financial institutions who are participants in the depositary.

     Special Investor Considerations for Global Securities

     Our obligations, as well as the obligations of the fiscal agent and those of any agents retained by us or the fiscal agent, are owed only to persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to these types of arrangements.

     An investor should be aware that when debt securities are issued in the form of global securities:

     -  the investor cannot get debt securities registered in its own name;

     - the investor cannot receive physical certificates for its interest in the debt securities;

     - the investor must look to its own bank or brokerage firm for payments on the debt securities and protection of its legal rights relating to the debt securities;

     - the investor may not be able to sell or pledge interests in the debt securities to some insurance companies and other institutions that are required to hold the physical certificates of debt securities that they own;

     - the depositary's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global security;

     - the Province and the fiscal agent have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security;

     - the Province and the fiscal agent do not supervise or review the records of the depositary in any way; and

     - the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

     Special Situations When the Global Security Will be Terminated

     In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates. The Province will issue debt securities in the names advised by the depositary. An investor may choose whether to hold debt securities directly in its own name or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their beneficial interests in debt securities transferred into their own names, so that they will be direct registered holders.

     The special situations for termination of a global security are:

     - when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary (unless a replacement depositary is named); and

     -  when and if we decide to terminate a global security.

     The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not the Province or the fiscal agent) is responsible for deciding the names of the institutions that will be the registered holders after the exchange and also for advising the Province and the fiscal agent what the names will be.

PAYMENT OF INTEREST AND PRINCIPAL

     On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a debt security to the person in whose name the debt security is registered at the close of business on the related "record date". The record date will be specified in the prospectus supplement.

     We, our registrar and any of our paying agents appointed through a fiscal agency agreement shall treat the registered holders of the debt securities as the absolute owners thereof for all purposes whatsoever and all payments to or on the order of the registered holders shall be valid and shall discharge our liability and that of the registrar of the debt securities to the extent of the sum or sums so paid.

     Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will make all payments of principal and interest on the debt securities available to the fiscal agent, if any, on the designated dates in immediately available funds. The fiscal agent, if any, will in turn make payments to the registered holders of the debt securities (or, in the case of a global security, to the depositary) as soon as possible. Any payments of principal and interest on the debt securities are subject to local laws and regulations, including any applicable withholding or other taxes.

WARRANTS

     The Province may issue warrants for the purchase of debt securities, either separately or together with debt securities. The warrants, if any, will be issued under warrant agreements between the Province and a bank or trust company, as warrant agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants will describe the following terms:

     - the terms listed under the heading "DESCRIPTION OF DEBT SECURITIES AND WARRANTS -- General -- Information to be Specified in the Prospectus Supplement", as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

     - the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price to you of those debt securities;

     - the procedures you must follow and the conditions you must satisfy in order to exercise your warrants;

     - the dates on which your right to exercise your warrants begins and expires;

     - whether and when your warrants and any debt securities issued together with your warrants may be sold or transferred separately;

     - whether the certificates that represent the warrants will be issued in registered or bearer form, whether they will be exchangeable as between such forms, and if issued in registered form, where the warrants can be transferred and registered;

     - whether and under what conditions the warrants may be terminated or cancelled by the Province; and

     - whether there are any special United States or Canadian federal income tax considerations applicable to the warrants, including possible original issue discount on debt securities issued with warrants.

CANADIAN INCOME TAX CONSIDERATIONS

     The following summary (the "Canadian Tax Summary") of Canadian income tax considerations relevant to the debt securities is general in nature only and does not constitute legal or tax advice to you or any prospective investor in the debt securities. You should consult with your own tax advisor before investing in the debt securities.

     The following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a holder of debt securities who for purposes of the Income Tax Act (Canada) (the "Act") is not resident and is not deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the debt securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a "Non-resident Holder"). This summary is based on the provisions of the Act, the regulations thereunder in force on the date hereof and the current administrative and assessing practices and policies published by the Canada Customs and Revenue Agency. This summary does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action. This summary does not address provincial, territorial or foreign income tax considerations. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Non-resident Holder.

     This summary is of a general nature only, does not include all Canadian federal income tax considerations and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular Non-resident Holder is made. Therefore, each Non-resident Holder should consult its own tax advisors for advice regarding its individual circumstances.

     Under the Act, the Province is not required to withhold tax from interest or principal paid or credited by the Province on debt securities to a non-resident of Canada except where all or any portion of such interest is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends payable on any class of shares of the capital stock of a corporation and the debt security is not a prescribed obligation for purposes of paragraph 212(1)(b) of the Act. A "prescribed obligation" for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof is contingent or dependent upon the use of, or production from, property in Canada or is computed by reference to any of the criteria described in the precious sentence, other than the purchasing power of money. The applicability of the foregoing exceptions to a particular issue of debt securities will be dealt with as necessary in the prospectus supplement relating to the issue of the debt securities.

     In the event that a debt security is redeemed, cancelled, repurchased or purchased by the Province or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases the price for which the debt security was assigned or transferred by a resident in Canada to the Non-resident Holder, the difference between the price for which the debt security is redeemed, cancelled, repurchased or purchased or otherwise assigned or transferred and the issue (or such other) price may in certain circumstances, be deemed to be interest and may be subject to Canadian Non-resident withholding tax if the debt security is not an excluded obligation within the meaning of subsection 214(8) and such interest is not otherwise exempt from Canadian Non-resident withholding tax. A debt security will be an "excluded obligation" if interest in respect of such debt security is exempt from Canadian Non-resident withholding tax because such debt security is described in the previous paragraph.

     Generally, no other tax on income or capital gains is payable in respect of debt securities or the interest thereon by Non-resident Holders.

UNITED STATES INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the ownership and disposition of U.S. dollar denominated debt securities to investors that meet the requirements described in the three bullet points directly below. This discussion is limited to debt securities whose "issue price" is, for United States federal income tax purposes, generally not less than their "stated redemption price at maturity," each as defined in section 1273 of the Internal Revenue Code of 1986, as amended (the "Code"). Tax consequences of debt securities with different terms will be addressed in the prospectus supplement. This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect). This summary applies to you only if all of the following are true:

     -  You are a U.S. Holder (as defined below);

     - You acquire debt securities when they are initially issued for their "issue price" as defined in section 1273 of the Code; and

     - You will hold the debt securities as capital assets within the meaning of section 1221 of the Code.

     This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold debt securities as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult with your own tax advisors about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

     For purposes of this summary, you will be a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a debt security and either:

     - You are a citizen of the United States or a resident of the United States who is a natural person;

     - You are a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States;

     - You are an estate, and your income is subject to United States federal income taxation regardless of its source; or

     - You are a trust, and if both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions.

     Interest

     In general, you will be required to include payments of stated interest on the debt securities in your gross income as ordinary interest income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign source income for United States federal income tax purposes and generally will be either "passive" or "financial services" income for foreign tax credit purposes.

     Sale, Exchange, or Retirement

     Upon the sale, exchange or retirement of a debt security, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as such) and your adjusted tax basis in the debt security. Your adjusted basis in a debt security generally will be the amount you paid to purchase the debt security. If you are not a corporation, your net capital gains will generally be subject to tax at a maximum rate of 20 percent if you held the debt security for more than one year. Your gain or loss generally will be U.S. source for foreign tax credit purposes.

     Backup Withholding

     Certain "backup" withholding and information reporting requirements may apply to payments on the debt securities and to proceeds of the sale before maturity of the debt securities. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold tax from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements. The backup withholding rate is currently 30% and will be reduced to 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

     Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

     THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

ENFORCEABILITY AND GOVERNING LAW

     We have not agreed to waive any immunity from the jurisdiction of the courts of the United States nor have we appointed an agent in the United States upon which process may be served. As a result, you may not be able to sue us in a United States court or enforce a judgment against us if granted by a United States court.

     However, as we have no immunity from the jurisdiction of the Ontario courts, you may bring a law suit against us in the Ontario courts for matters arising under the debt securities or warrants. You may do so whether or not you are a resident of Ontario or a citizen of Canada and without any need to obtain the consent of any public official or authority. A lawsuit against us in an Ontario court will be governed by the Proceedings Against the Crown Act, which, for example, makes the remedies of specific performance and injunctions unavailable against us. The Proceedings Against the Crown Act provides that at least 60 days before the commencement of an action against Ontario, notice of the claim must be served on the Attorney General of the Province.

     Although any order obtained in an action brought in the courts of Ontario against the Province may not be enforced by execution or attachment or process in the nature thereof, the Proceedings Against the Crown Act further provides that the Minister of Finance shall pay out of the Consolidated Revenue Fund the amount payable by the Crown under an order of a court that is final and not subject to appeal or under a settlement of a proceeding in court.

     Further, in the absence of a waiver of immunity by Ontario, it would be possible to obtain a United States judgment in an action against Ontario only if a court were to determine that the United States Foreign Sovereign Immunity Act of 1976 (the "Foreign Sovereign Immunity Act") precludes the granting of sovereign immunity.

     However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of Ontario located in the United States to enforce a judgment obtained under the Foreign Sovereign Immunity Act may not be possible except under limited specified circumstances.

     Unless otherwise provided in the applicable prospectus supplement, the debt securities and warrants and the fiscal agency agreement and the warrant agreement, if any, will be governed by the laws of Ontario and the laws of Canada applicable in Ontario.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general Provincial purposes.

                              PLAN OF DISTRIBUTION

     We may sell debt securities and warrants to the public:

     -  through agents;

     -  through underwriters or dealers; or

     -  directly to purchasers.

     We will describe in a prospectus supplement the specific plan of distribution for a particular series of debt securities or warrants, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the debt securities or warrants, the proceeds to the Province from the sale of the debt securities or warrants, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

     We may distribute debt securities and warrants from time to time in one or more transactions:

     -  at a fixed price or prices, which may change;

     -  at market prices prevailing at the time of sale;

     -  at prices related to such prevailing market prices; or

     -  at prices to be negotiated with purchasers.

     Debt securities and warrants may be sold through agents designated by us. The agents will solicit offers by institutions to purchase the offered debt securities or warrants directly from the Province, pursuant to contracts providing for payment and delivery on a future date. The applicable prospectus supplement will set forth the commission we will pay to the agents and any conditions to the contracts. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities or warrants for its own account. The applicable prospectus supplement will also set forth whether underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.

     In connection with the sale of debt securities and warrants, the Province, or purchasers of debt securities and warrants for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities and warrants may be deemed to be underwriters and any discount or commissions received by them from the Province, and any profit on the resale of debt securities and warrants by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The prospectus supplement will identify any underwriters with respect to the debt securities and warrants.

     We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities and warrants against certain liabilities, including liabilities under the Securities Act, or to provide contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

                                  DEBT RECORD

     The Province has never defaulted on any of its direct or guaranteed obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payment.

                                 LEGAL MATTERS

     Unless otherwise indicated in the prospectus supplement, the legality of the debt securities and warrants, and certain other matters of Canadian and Ontario law, will be passed upon on our behalf by:

     - the Deputy Attorney General of the Province of Ontario, Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance

     - Stikeman Elliott, Toronto, Ontario, Canadian counsel to the underwriters.

     Certain matters of United States law in connection with the offering of the debt securities and warrants will be passed upon by:

     -  Shearman & Sterling, United States counsel to the Province; and

     -  Davis Polk & Wardwell, United States counsel to the underwriters.

     From time to time, Stikeman Elliott have rendered legal advice to the Province.

                                AUTHORIZED AGENT

     The authorized agent of the Province in the United States is the Counsellor, Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

                     EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

     Information included or incorporated by reference herein, which is designated as being taken from a publication of the Province or Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document.

     All financial information of the Province included or incorporated by reference herein is obtained from the Public Accounts for the Province of Ontario, the 2001 Ontario Budget, or prepared by the Ontario Ministry of Finance or the Ontario Financing Authority. The information set forth or incorporated by reference herein, other than that set forth under the headings "Description of Debt Securities and Warrants", "Plan of Distribution" and other than as described in the preceding paragraph, was supplied by Michael D. Manning, Acting Executive Director, Ontario Financing Authority, or his representatives in their official capacities.

---------------------------------------------------------
---------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

              Prospectus Supplement
                                             Page
                                          -------
Summary of the Offering..................     S-3
Description of Bonds.....................     S-4
Clearing and Settlement..................     S-8
Taxation.................................    S-10
Underwriting.............................    S-12
Legal Matters............................    S-13
Authorized Agent.........................    S-13
General Information......................    S-13
                   Prospectus
About This Prospectus....................       3
Where You Can Find More Information......       3
Province of Ontario......................       4
Description of Debt Securities and
  Warrants...............................       4
Use of Proceeds..........................      10
Plan of Distribution.....................      10
Debt Record..............................      11
Legal Matters............................      11
Authorized Agent.........................      11
Experts and Public Official Documents....      11

---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                U.S.$250,000,000

                                      LOGO

                              PROVINCE OF ONTARIO
                                    (CANADA)

                       3.50% BONDS DUE SEPTEMBER 17, 2007

           ---------------------------------------------------------

                             PROSPECTUS SUPPLEMENT

           ---------------------------------------------------------
                              MERRILL LYNCH & CO.
                              RBC CAPITAL MARKETS
                               FEBRUARY 10, 2003
                       ---------------------------------------------------------
                       ---------------------------------------------------------